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EXHIBIT 10.1

AMENDMENT NO. 4 TO LOAN AGREEMENT

        THIS AMENDMENT NO.4 TO LOAN AGREEMENT (this "Amendment"), dated as of August 7, 2008, is entered into by and between Union Bank of California, N.A. ("Bank") and Crocs, Inc., a Delaware corporation ("Borrower"), with reference to the following facts:

RECITALS

        A.    Borrower and Bank are parties to that certain Loan Agreement, dated as of May 8, 2007 (as heretofore amended, the "Loan Agreement"), pursuant to which Bank has provided Borrower with certain credit facilities.

        B.    Borrower has requested that Bank waive Borrower's default under the minimum EBITDA covenant set forth in Section 4.6 of the Loan Agreement for the fiscal quarter of Borrower ended June 30, 2008.

        C.    Bank is willing to grant such waiver to Borrower, but only on the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the waiver herein granted by Bank to Borrower, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

        1.     Initially capitalized terms used in this Amendment (including, without limitation, in the recitals hereto) without definition shall have the respective meanings given thereto in the Loan Agreement.

        2.     Bank hereby waives, for the fiscal quarter of Borrower ended June 30, 2008, and only for such fiscal quarter, compliance by Borrower with the minimum EBITDA covenant set forth in Section 4.6 of the Loan Agreement, and agrees that such noncompliance shall not constitute an Event of Default under the Loan Agreement, or under the Loan Agreement as amended by this Amendment. The waiver here given is specific to the covenant, and for the fiscal quarter, referred to above and shall not operate as a waiver of compliance by Borrower with any other covenants set forth in the Loan Agreement, or in the Loan Agreement as amended by this Amendment, or with the covenant referred to above for any other fiscal quarter of Borrower.

        3.     Section 1.1.1 of the Loan Agreement is amended to read as follows:

  1.1.1 The Revolving Loan. During the period commencing on the date of that certain Amendment No. 4 to Loan Agreement, by and between Bank and Borrower, and ending on September 30, 2008, Bank will loan to Borrower an amount not to exceed Forty Million Dollars ($40,000,000) outstanding in the aggregate at any one time. During the period commencing on October 1, 2008 and ending on December 31, 2008, Bank will loan to Borrower an amount not to exceed Thirty Million Dollars ($30,000,000) outstanding in the aggregate at any one time. The foregoing reducing revolving loan is hereinafter referred to as the "Revolving Loan". The proceeds of the Revolving Loan shall be used for Borrower's general working capital purposes and for the issuance of letters of credit. Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than Five Hundred Thousand Dollars ($500,000) in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before December 31, 2008 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank's standard form of commercial promissory note (the "Revolving Note"). Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed. The Revolving Loan shall be subject to the following sublimits:

            (a)   Standby L/C Line in an amount not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000); and

            (b)   Commercial L/C Line in an amount not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000);

  provided that the aggregate amount available to be drawn under all outstanding Standby L/Cs and Commercial L/Cs plus the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs and Commercial L/Cs shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan..

        4.     The final sentence of Section 1.1.1.1 of the Loan Agreement is amended to read as follows:

  No Standby L/C shall expire later than December 31, 2008.

        5.     The final sentence of Section 1.1.1.2 of the Loan Agreement is amended to read as follows:

  No Commercial L/C calling for drafts at sight shall expire more than ninety (90) days from the date of its issuance, and in no event later than December 31, 2008; no Commercial L/C calling for usance drafts shall expire more than ninety (90) days from the date of its issuance, and in no event later than the date which precedes December 31, 2008 by the number of days in the maximum period of usance provided for by such Commercial L/C.

        6.     Section 4.5 of the Loan Agreement is amended by the addition of a new Subsection 4.5(i) to read as follows:

          (i)    Within thirty (30) days after the end of each calendar month, a statement showing Borrower's consolidated sales for such calendar month and Borrower's consolidated EBITDA and consolidated cash and cash-equivalents as at the end of such calendar month.

  7.
  Section 4.6 of the Loan Agreement is amended to read as follows:

  4.6 Discrete Quarterly EBITDA. Borrower will achieve EBITDA, determined on the last day of any fiscal quarter of Borrower ending on or after September 30, 2008, of not less than Twelve Million Dollars ($12,000,000). "EBITDA" means earnings before interest, taxes, depreciation, amortization, cash and non-cash charges out of the ordinary course of business and non-cash stock-based compensation for the one (1) or three (3) month period, as the case may be, immediately preceding the date of calculation.

        8.     The effectiveness of this Amendment shall be subject to the prior satisfaction of each of the following conditions:

          (a)   Bank shall have received an original of this Amendment, duly executed by Borrower;

          (b)   Borrower shall have executed and delivered to Bank the Revolving Note and such other documents and instruments as Bank may reasonably require; and

          (c)   Borrower shall have paid Bank a waiver fee in the amount of Forty Thousand Dollars ($40,000.00).

        9.     Miscellaneous.

          (a)   Survival of Representations and Warranties.    All representations and warranties made in the Loan Agreement or in any other documents or instruments relating thereto, including without limitation any Loan Documents furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Bank or any closing shall affect the representations and warranties or the right of Bank to rely thereon.

          (b)   No Events of Default.    Borrower is not aware of any events which now constitute, or with the passage of time or the giving of notice, or both, would constitute, an Event of Default under the Loan Agreement.

          (c)   Reference to Loan Agreement.    The Loan Agreement, each of the other Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms of this Amendment, or pursuant to the terms of the Loan Agreement as amended hereby, are hereby amended so that any reference therein to the Loan Agreement shall mean a reference to the Loan Agreement as amended hereby.

          (d)   Loan Agreement Remains in Effect.    The Loan Agreement and the other Loan Documents remain in full force and effect and Borrower ratifies and confirms its agreements and covenants contained therein. Borrower hereby confirms that, after giving effect to this Amendment, no Event of Default exists as of the date hereof.

          (e)   Severability.    Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

          (f)    APPLICABLE LAW.    THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF CALIFORNIA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

          (g)   Successors and Assigns.    This Amendment is binding upon and shall inure to the benefit of Bank and Borrower and their respective successors and assigns; provided, however, that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Bank.

          (h)   Counterparts.    This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

          (i)    Headings.    The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

          (j)    NO ORAL AGREEMENTS.    THIS AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT BETWEEN BANK AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BANK AND BORROWER.

        IN WITNESS WHEREOF, the parties have entered into this Amendment by their respective duly authorized officers as of the date first above written.

CROCS, INC.
By:	/s/ RUSSELL C. HAMMER Title: Chief Financial Officer, Senior Vice President—Finance and Treasurer
Address: 6328 Monarch Park Place Niwot, Colorado 80503 Attention: Keith Love, Treasury Manager Telecopier: (303) 858-7048 Telephone: (303) 848-7084
UNION BANK OF CALIFORNIA, N.A.
By:	/s/ JON STRAYER Title: Vice President
Address: 530 B Street, 4th Floor San Diego, California 92101 Attention: Telecopier: Telephone:

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AMENDMENT NO. 4 TO LOAN AGREEMENT